Exhibit 99.2

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos
713 232 7551
Media Contact:	Guy A. Cantwell	News Release
	713 232 7647	FOR RELEASE: November 27, 2007

TRANSOCEAN ANNOUNCES CLOSING OF MERGER WITH GLOBALSANTAFE

HOUSTON—Transocean Inc. (NYSE: RIG) announced the closing earlier today of its reclassification and merger transaction with GlobalSantaFe Corporation.

In accordance with the terms of the merger agreement, each outstanding ordinary share of Transocean immediately prior to the effective time of the merger was reclassified into (1) 0.6996 Transocean ordinary shares and (2) $33.03 in cash. At the effective time of the merger, each outstanding ordinary share of GlobalSantaFe was exchanged for (1) 0.4757 Transocean ordinary shares (after giving effect to the reclassification) and (2) $22.46 in cash. Following these transactions, there will be a total of approximately 316 million outstanding ordinary shares of Transocean. The shares of Transocean will continue to be listed on the New York Stock Exchange under the trading symbol “RIG” and the ordinary shares of GlobalSantaFe will no longer be listed.

About Transocean

Transocean Inc. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 140 mobile offshore drilling units plus eight ultra-deepwater units under construction, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment Semisubmersibles and Drillships), 29 Other Floaters, 68 Jackups and four other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $43 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

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